As filed with the Securities and Exchange Commission on December 31, 2018

Registration No. 333-191093

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-191093

UNDER

THE SECURITIES ACT OF 1933

SELECT INCOME REIT

(by: Office Properties Income Trust, as successor by merger to Select Income REIT)

(Exact name of registrant as specified in its charter)

Maryland (Select Income REIT)	45-4071747 (Select Income REIT)
Maryland (Office Properties Income Trust)	26-4273474 (Office Properties Income Trust)
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

c/o Office Properties Income Trust

Two Newton Place
255 Washington Street, Suite 300,
Newton, Massachusetts 02458

(Address of principal executive office, including zip code)

Select Income REIT 2012 Equity Compensation Plan

(Full title of the plans)

David M. Blackman
President and Chief Executive Officer
Office Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300,
Newton, Massachusetts 02458
(617) 219-1440

(Name, address, including zip code, and telephone number, including area code, of agent for service for
Office Properties Income Trust, as successor by merger to Select Income REIT)

Copy to:

Margaret R. Cohen, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts  02116

(617) 573-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the Registration Statement No. 333-191093, filed by Select Income REIT (the “Registrant”) on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission on September 11, 2013, registering 2,974,821 common shares of beneficial interest, $.01 per share, of the Registrant issuable under the Select Income REIT 2012 Equity Compensation Plan.

Effective December 31, 2018, pursuant to the Agreement and Plan of Merger, dated as of September 14, 2018, by and among Government Properties Income Trust (“Parent”), GOV MS REIT, a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, the Registrant merged with and into Merger Sub, with Merger Sub as the surviving entity in the merger (the “Merger”). Following the Merger, Merger Sub merged with and into Parent, with Parent as the surviving entity in that merger (the “Secondary Merger”). Following the Secondary Merger, Parent changed its name to Office Properties Income Trust.

In connection with the Merger, the offerings pursuant to the Registration Statement have been terminated. The Registrant hereby removes from registration any of the securities of the Registrant registered under the Registration Statement that remain unsold under the Registration Statement as of the filing date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on December 31, 2018.

SELECT INCOME REIT

By: OFFICE PROPERTIES INCOME TRUST (formerly known as Government Properties Income Trust) as successor by merger to Select Income REIT

By:	/s/ David M. Blackman
David M. Blackman
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.